BlackBerry Names Thomas Eacobacci as President
WATERLOO, ONTARIO--(June 2, 2020) - BlackBerry Limited (NYSE:BB) (TSX:BB) today announced the appointment of Thomas Eacobacci as President. Eacobacci will be responsible for driving BlackBerry’s sales, field marketing, engineering, and customer support for BlackBerry Spark® and BlackBerry IoT Solutions. BlackBerry Advanced Technology Labs, licensing, and corporate functions will continue to report to John Chen, Executive Chairman and CEO.
BlackBerry is poised to be the leader in the enterprise IoT software market. BlackBerry’s software solutions now set the standard for how connected endpoints are built, secured, managed and communicate. Its technical leadership for these solutions is widely recognized, and its reputation for security and privacy is undisputed. With its strategy and technology in place, the company is now focused on revenue growth and market share expansion in this highly attractive market.
Eacobacci brings to BlackBerry 20 years of customer-facing and go-to-market leadership expertise from his successful career with Citrix, where most recently he served as Senior Vice President and General Manager for the Americas. Throughout his tenure with Citrix, Eacobacci has held global leadership roles across sales, services, customer success, and sales operations. Prior to joining Citrix, he spent seven years with Accenture managing and designing application systems and processes for various large international clients.
Eacobacci will join BlackBerry on June 15 and report to Mr. Chen.
“I am pleased to welcome Tom to BlackBerry to lead the BlackBerry Spark and IoT Solutions Groups,” said Mr. Chen. “Tom is a key addition to the Company. His deep experience in enterprise software and security, and long track record in executing go-to-market initiatives will be instrumental in expanding our addressable market and growing market share.”
“I am very excited to join BlackBerry and lead the next phase of its market expansion,” said Eacobacci. “BlackBerry’s technology and vision for the industry are impressive. BlackBerry is an iconic company with incredible employees, partners, and customers. I am eager to work with John to deliver on this opportunity.”
To learn more about Eacobacci and his experience, please visit
www.blackberry.com/leadership.

About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints including 150M cars on the road today.  Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy solutions, and is a leader in the areas of endpoint security management, encryption, and embedded systems.  BlackBerry’s vision is clear - to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.

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